EX-10.9
                                    PROMISSORY NOTE

                                     EVERLERT, INC.
                                      PROMISSORY NOTE

Amount  $65,000.00                                       Date:October 6, 2001


     Everlert, Inc. a Nevada Corporation ("Maker"), promises to pay to the order of Safe At Home Products, Inc. at 1201 East Warner Ave., Santa Ana, CA 92705, or such place as may be designated in writing by holder or its assigns, the principal sum of $65,000.00, with interest thereon from this date, until fully paid. Payment shall be in the form of restricted Everlert Common shares at the rate of $.0667 per share. This Note is non-interest bearing. Maker and Holder may be independently referred to hereinafter as "Party" or collectively referred hereinafter as the "Parties"). Such principal and interest shall be due and payable at the designated address of Holder one (1) year from the date of this Promissory Note (the "Note").

     Terms and Conditions

1. Note is due and payable twelve (12) months from the date unless converted to Common Stock in Everlert, Inc.

This Note has been executed and delivered in the State of California and shall be governed and construed in accordance with the laws of the state of California.

MAKER: EVERLERT, INC.                HOLDER: Safe At Home Products, Inc.


By: /s/  James J. Weber              By: /s/  James J. Weber
Name: James J. Weber                 Name: James J. Weber
Title: President                     Title: President

This Date: October 6, 2001           This Date: October 6, 2001